AMENDMENT AGREEMENT
TO
EMPLOYMENT AGREEMENT

dated

March 2, 2004

between

HMT Holding AG, Kreuzlingerstrasse 5, CH-9575 Lengwil

as employer

(hereinafter “HMT Holding”)

and

Dr. Andreas Bänziger, **********************************

as employee

(hereinafter “Employee”)

(HMT Holding and the Employee together hereinafter the “Parties” and each a “Party”)

WHEREAS HMT Holding and Employee have concluded an employment agreement dated October 15, 2001 and an amendment to this employment agreement dated July 29, 2002 (together hereinafter the “Existing Agreement”).

WHEREAS the Parties wish to amend the Existing Agreement by concluding this Amendment Agreement.

WHEREAS based on that certain sale and purchase agreement dated February 18, 2004 (hereinafter the “SPA”), Employee as a seller sold all of his shares in HMT Holding to HealthTronics GmbH (hereinafter the “Acquisition”).

WHEREAS as a condition to the closing of the SPA, the Employee and HMT Holding shall conclude an amendment agreement to the Existing Agreement in a form acceptable to HealthTronics GmbH.

WHEREAS in the process of the Acquisition, HealthTronics GmbH and the Employee agreed that the Employee will conclude an amendment agreement to the Existing Agreements with HMT Holding which provides for a reduction of the Employee’s current total remuneration by 50%.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1 REDUCTION OF TOTAL REMUNERATION

1.1

The current total remuneration of the Employee of CHF 421,200 per year (which amount includes the gross salary, all bonuses and other payments to be made by HMT Holding, but not the payment for allowance expenses which has been accepted by the tax authorities and which amounts to CHF 2,500 per month) shall be reduced by 50%, and amount to CHF 210,600 per year (which amount includes the gross salary, all bonuses and other payments to be made by HMT Holding, but not the payment for allowance expenses which has been accepted by the tax authorities and which amounts to CHF 2,500 per month).

1.2	The reduction of the total remuneration shall be effective as of March 15, 2004.

1.3

The Employee and former shareholder expressly agrees that the reduction of the total remuneration based on this SECTION 1 has been negotiated as part and a quid pro quo of the Acquisition as a whole and acknowledges that the compensation he receives under the SPA and the indemnification granted pursuant to SECTION 3 of this Amendment Agreement fully takes into account the reduction of his total remuneration.

1.4

The reduction pursuant to this SECTION 1 shall not apply to a severance payment HMT Holding owes to the Employee as a consequence of a termination of the employment without any fault of the Employee. However, for the avoidance of doubt, within the limits of SECTION 5 of this Agreement, the continuation of payments of salary during the notice period shall be subject to the reduction pursuant to this SECTION 1.

SECTION 2 EMPLOYEE’S PENSION PLAN

Within the limits of the applicable law and the applicable pension fund regulations, HMT Holding agrees to use its best efforts to avoid that the Employee will suffer a loss with respect to his pension plan (Pensionskasse) as a result of the reduction pursuant to SECTION 1 of this Amendment Agreement.

SECTION 3     INDEMNIFICATION OF THE E MPLOYEE

3.1

Within the limits set forth in this SECTION 3, HMT Holding agrees to indemnify and hold harmless the Employee for any and all claims in connection with the Acquisition personally brought against the Employee by the minority shareholder in HMT High Medical Technologies AG, HMT Invest AG, or by the individuals holding shares in HMT Invest AG at the date of this agreement.

3.2

The duty of HMT Holding to indemnify and hold harmless the Employee pursuant to this SECTION 3 shall be limited to claims which are based on facts in connection with the Acquisition which arose between October 2003 and February 2004. The recourse of the Employee against HMT Holding for all other claims brought against the Employee shall exclusively be subject to the provisions of the Swiss Code of Obligations.

3.3

The Employee shall notify HMT Holding, HealthTronics GmbH and HealthTronics Surgical Services Inc., USA, immediately of every claim which could result in an indemnification pursuant to this SECTION 3. In defending against such claim or lawsuit, the Employee will follow all instructions of HMT Holding.

SECTION 4 CLAIMS ARISEN PRIOR TO THIS AMENDMENT AGREEMENT

4.1

The Employee expressly states and acknowledges that as of the date of this Amendment Agreement all of his claims for remuneration (which term includes all payments for salary, all bonuses and all other payments to be made by HMT Holding) have been fully paid.

4.2

The Employee expressly states and acknowledges that HMT Holding was never obliged to compensate him for any overtime claims and that HMT Holding will not be obliged to compensate him for any overtime claims in the future.

SECTION 5 LIMITATION

The reduction of the total remuneration pursuant to SECTION 1 of this Agreement shall be for a limited period of two (2) years, i.e. until March 14, 2006.

SECTION 6 INCORPORATION OF E XISTING AGREEMENTS

6.1	This Amendment Agreement supersedes the Existing Agreement insofar as it contains specific provisions which deviate from the Existing Agreement.

6.2	All other provisions of the Existing Agreement, including but not limited to the provisions regarding the applicable law and jurisdiction, remain unchanged and in full force and effect.

HMT Holding AG		The Employee:

/s/ Norbert Brill	/s/ R. Germann	/s/ A. Baenziger

By: Norbert Brill	By: R. Germann	Dr. Andreas Bänziger
Title: EVP, Technology	Title: CFO